EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Stockholder and Board of Directors
Vermont Electric Power Company, Inc. as Manager of Vermont Transco LLC

We consent to the incorporation by reference in the Registration Statement (Nos. 333-141681, 333-151019 and 333-162979) on Form S-3 and the Registration Statement (No. 333-152872) on Form S-8 of Central Vermont Public Service Corporation of our report dated March 8, 2011, with respect to the balance sheets of Vermont Transco LLC as of December 31, 2010 and 2009, and the related statements of income, changes in members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Central Vermont Public Service Corporation.

/s/KPMG LLP

Burlington, Vermont
March 11, 2011

Vt. Reg. No. 92-0000241